UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 9, 2016

Commission File Number:  001-15757

ImageWare Systems, Inc.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)
33-0224167
(IRS Employer Identification No.)

10815 Rancho Bernardo Road, Suite 310, San Diego, California 92127
(Address of principal executive offices)

619-673-8600
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Copies to:
Daniel W. Rumsey
Disclosure Law Group, a Professional Corporation
600 West Broadway
Suite 700
San Diego , CA, 92101
619-795-1134
drumsey@disclosurelawgroup.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 8, 2016, ImageWare Systems, Inc. (the "Company") and Neal I. Goldman, a director of the Company (the "Holder"), entered into the fourth amendment (the "Fourth Amendment") to the convertible promissory note previously issued by the Company to the Holder on March 27, 2013 (the "Goldman Note"). The Amendment (i) provides the Company with the ability to borrow up to $5.0 million under the terms of the Goldman Note; (ii) permits the Holder to convert the outstanding principal, plus any accrued but unpaid interest due under the Goldman Note (the "Outstanding Balance"), into shares of the Company's common stock, par value $0.001 per share ("Common Stock"), for $1.25 per share; and (iii) extends the maturity date of the Goldman Note to June 30, 2017.

In addition, on March 8, 2016, the Company and Charles Crocker, also a director of the Company (the "Second Holder"), entered into a new line of credit and promissory note (the "Crocker Note"), in the principal amount of $500,000. The Crocker Note shall accrue interest at a rate of 8% per annum, and matures on the earlier to occur of June 30, 2017 or such date that the Company consummates a debt and/or equity financing resulting in net proceeds to the Company of at least $3.5 million. All outstanding amounts due under the terms of the Crocker Note shall be convertible into the Company's Common Stock at $1.25 per share.

As of the date of this Current Report on Form 8-K, no amounts were outstanding under the terms of either the Goldman Note or Crocker Note.

The foregoing description of the Amendment and Crocker Note does not purport to be complete, and is qualified in its entirety by reference to the Amendment and Crocker Note attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImageWare Systems, Inc.

Date:   March 10, 2016
By:	/s/ Wayne Wetherell

Name: Wayne Wetherell
Title: Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	ImageWare Amendment No. 4
EX-10.2	ImageWare Crocker LOC